Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entity

Subsidiary	Place of Incorporation

HongKong Walnut Street Limited	Hong Kong

Shenzhen Qianhai Xinzhijiang Information Technology Co., Ltd.	PRC

Radiance Sea Investment Limited	British Virgin Islands

Radiance Sea Group Limited	Cayman Islands

Radiance Sea Hong Kong Limited	Hong Kong

Pinduoduo Investment Limited*	British Virgin Islands

Shanghai Yucan Information Technology Co., Ltd.	PRC

Consolidated Variable Interest Entity	Place of Incorporation

Hangzhou Aimi Network Technology Co., Ltd.	PRC

Subsidiary of Consolidated Variable Interest Entity	Place of Incorporation

Shanghai Xunmeng Information Technology Co., Ltd.	PRC

* Pinduoduo Investment Limited is the immediate parent company of 9 wholly-owned subsidiaries, whose names have been omitted in reliance on Instruction 8 of the exhibit requirements set forth in Form 20-F. Pinduoduo Investment Limited and its subsidiaries engaged in investment activities outside the United States.